Amendment dated November 14, 2013
to the Advisory Agreement between
Rydex ETF Trust and Security Investors, LLC
Dated March 1, 2012

Amendment to
SCHEDULE A
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX ETF TRUST
and
SECURITY INVESTORS, LLC

The following amendment is made to Schedule A of the Advisory Agreement between Rydex ETF Trust (the “Trust”) and Security Investors, LLC (the “Adviser”), dated March 1, 2012, as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Schedule A of the Agreement is amended, effective December 1, 2013, to read as follows:

SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate*	Launch Date
Guggenheim S&P 500® Equal Weight ETF	0.40%	04-24-2003
Guggenheim Russell Top 50® Mega Cap ETF	0.20%	05-04-2005
Guggenheim S&P 500® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P 500® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P MidCap 400® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P MidCap 400® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P SmallCap 600® Pure Growth ETF	0.35%	03-01-2006
Guggenheim S&P SmallCap 600® Pure Value ETF	0.35%	03-01-2006
Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Consumer Staples ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Energy ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Financials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Health Care ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Industrials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Materials ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Technology ETF	0.40%	11-02-2006
Guggenheim S&P 500® Equal Weight Utilities ETF	0.40%	11-02-2006
Guggenheim 2x S&P 500® ETF	0.70%	11-05-2007
Guggenheim Inverse 2x S&P 500® ETF	0.70%	11-05-2007
Guggenheim Russell MidCap® Equal Weight ETF	0.40%	11-29-2010
Guggenheim Russell 1000® Equal Weight ETF	0.40%	11-29-2010
Guggenheim Russell 2000® Equal Weight ETF	0.40%	11-29-2010
Guggenheim MSCI EAFE Equal Weight ETF	0.55%	11-29-2010
Guggenheim MSCI Emerging Markets Equal Weight ETF	0.70%	11-29-2010
Guggenheim MSCI ACWI Equal Weight ETF	0.20%	01-07-2011
Guggenheim S&P MidCap 400® Equal Weight ETF	0.40%	08-01-2011
Guggenheim S&P SmallCap 600® Equal Weight ETF	0.40%	08-01-2011

*
With respect to the ETFs launched after August 27, 2007, as noted in the table above, the Adviser agrees to pay all expenses incurred by the Trust, except for interest, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, expenses of the Independent Trustees (including any Trustee’s counsel fees), extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 14th day of November, 2013.

RYDEX ETF TRUST

By: /s/Amy J. Lee
Name: Amy J. Lee
Title: Secretary and Vice President

SECURITY INVESTORS, LLC

By: /s/Amy J. Lee
Name: Amy J. Lee
Title: Secretary and Vice President